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                                                                   EXHIBIT 10.23

               AMENDED AND RESTATED MASTER DESIGN BUILD AGREEMENT


     THIS AMENDED AND RESTATED MASTER DESIGN BUILD AGREEMENT ("AGREEMENT"), dated as of the 21st day of March, 2000 is made by and between Texas Telecommunications, L.P., a Texas limited partnership and Alamosa Wisconsin Limited Partnership, a Wisconsin limited partnership (collectively, "CARRIER") and SBA Towers, Inc., a Florida corporation ("BTS COMPANY").

     WHEREAS, Carrier and BTS Company entered into a Master Design Build Agreement, dated as of February 22, 2000 (the "EXISTING MASTER DESIGN BUILD AGREEMENT"); and

     WHEREAS, Carrier and BTS Company have agreed to amend and restate the Existing Master Design Build Agreement to make certain changes, including the addition of confidentiality provisions, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree that on the date set forth above, the Existing Master Design Build Agreement shall be amended and restated in its entirety as follows:

                           I. RELATIONSHIP OF PARTIES

     1.1 INDEPENDENT CONTRACTOR RELATIONSHIP. The parties intend by this Agreement to establish an independent contractor relationship. Neither party nor their employees shall be agents or legal representatives of the other party for any purpose. Neither party shall have the authority to act for, bind, or commit the other party. BTS Company and Carrier agree that this Agreement does not establish or create a relationship of employer-employee, principal-agent, or a franchise, joint venture, or partnership for any purpose whatsoever.

     1.2 CONTRACTS WITH AFFILIATES. BTS Company may contract with any Affiliate (as hereinafter defined) of BTS Company to provide goods or services beyond those which its employees would perform, if it deems the same to be necessary or advisable for development and/or construction of the Sites (as hereinafter defined).

     1.3 LANDLORD AND TENANT RELATIONSHIP. BTS Company and Carrier have executed the Master Site Agreement ("MSA"), dated as of February 22, 2000, which governs the relationship of BTS Company, as landlord, and Carrier, as tenant, on those BTS Sites (as hereinafter defined) which are accepted by Carrier pursuant to
SECTION 2.7(b) of this Agreement. A copy of the MSA is attached hereto as EXHIBIT A. BTS Company and Carrier shall execute a Site Lease Agreement ("SLA") with respect to each BTS Site in accordance with SECTION 2.7. The parties agree to cooperate and act reasonably while performing under this Agreement, the MSA and all SLAs.

     1.4 EXCLUSIVITY. During the term of this Agreement, BTS Company shall be the exclusive build-to-suit service provider, site acquisition service provider, line and antenna installation provider (except as to structural collocations that are installed on a structure that is not a tower or in an instance where a collocation tower owner requires the use of a designated contractor for installation of Carrier's equipment on


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such tower), and construction company for wireless telecommunications tower sites for Carrier and its Affiliates in the BTAs listed on SCHEDULE A attached hereto and those BTAs agreed upon by the parties made subject to this Agreement by amendment (the "APPLICABLE GEOGRAPHIC AREA"). For purposes of this Agreement, "AFFILIATES" with respect to either party, shall mean companies which control, are controlled by, or under common control with that party. For purposes of this Agreement, the word "control" shall mean the ownership, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract or otherwise. During the term of this Agreement, Carrier shall not engage any third party or Affiliate directly or indirectly to perform build-to-suit, site acquisition, construction, or equipment installation services in the Applicable Geographic Area and will not enter into any discussions with any third party or Affiliate concerning, or furnish any information relating to such services to any third party or Affiliate, for the purpose of considering, soliciting or inducing any offer by such third party.

     1.5 RESTRICTIONS ON SERVICES TO OTHERS. During the term of this Agreement, BTS Company will not provide build-to-suit or site acquisition services for any other person or entity in the BTAs that are subject to the exclusivity restrictions set forth in SECTION 1.4, with the exception of (a) any of such services being provided prior to the date of this Agreement and disclosed to Carrier in SCHEDULE A attached hereto, and (b) any of such services commenced after the date of this Agreement for which BTS Company has obtained the prior approval of Carrier, such approval not to be unreasonably withheld.

                         II. SITE ACQUISITION SERVICES.

     2.1 SITE ACQUISITION SERVICES.

     (a) Carrier shall establish small geographic areas within the Applicable Geographic Area within which a cell site or transmission tower shall be located, based on the network grid's RF design (a "SEARCH RING"). For each Search Ring, Carrier shall provide (i) minimum tower specifications, (ii) desired mounting height, (iii) a description of the equipment that Carrier intends to put on the tower, including any expansion plans, and (iv) any other technical data reasonably necessary to permit SBA to effectively identify the candidate sites that meet Carrier's needs. Carrier will provide to BTS Company its system network grid, with the established Search Rings overlaid thereon. Carrier will from time to time, assign Search Rings to BTS Company. BTS Company shall provide the personnel and facilities which are necessary to locate and lease or license existing towers, buildings or other structures by Carrier to be used for the installation of Carrier's equipment ("COLLOCATION SITES") or locate and lease, license or purchase unimproved real property suitable for the construction and installation of a communications tower and related facilities by BTS Company ("BTS SITE") and the installation of Carrier's equipment. As used herein, "SITES" shall refer to both Collocation Sites and BTS Sites. BTS Company shall perform site acquisition services with respect to each Search Ring in accordance with the scope of work attached hereto as SCHEDULE B ("SITE ACQUISITION SERVICES"). BTS Company shall be entitled to compensation from Carrier for the Site Acquisition Services performed on Collocation Sites as set forth on SCHEDULE D attached hereto. BTS Company shall be entitled to compensation from Carrier for the Site Acquisition Services performed on BTS Sites under SECTIONS 2.2, 2.3, 2.4(c), 2.4(f) AND 2.7(c) as set forth on SCHEDULE D attached hereto. BTS Company hereby acknowledges that Carrier maintains a preference to fulfill its needs for wireless communications installations via suitable Collocation Sites that may be available within the respective Search Rings designated hereunder. In the performance of the Site Acquisition Services, BTS Company shall use diligent and good faith efforts to maximize collocation opportunities as a primary responsibility, with BTS Sites to be a secondary fulfillment of Carrier's needs.


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     (b) Upon receipt of a Search Ring designated hereunder by Carrier, BTS
Company shall promptly, diligently and professionally perform the Site Acquisition Services with respect to such Search Ring in accordance with this Agreement, including, without limitation, the objectives and procedures set forth in SCHEDULE B attached hereto ("OBJECTIVES AND PROCEDURES").

     (c) Except as expressly authorized in this Agreement or otherwise expressly authorized by Carrier in writing, BTS Company shall provide all labor, equipment, material and supplies necessary or appropriate to perform Site Acquisition Services.

     (d) During the performance of Site Acquisition Services with respect to any designated Search Ring, BTS Company shall at all times apprise Carrier of any expressed opposition, protest, litigation or other efforts, whether by an individual, group, neighborhood association or other organization, to restrict, alter or prohibit the construction, installation or operation of any structure, structures or other facilities that Carrier or BTS Company proposes to construct or operate on any Site within such Search Ring.

     2.2 WITHDRAWAL OF SITE. In the event Carrier elects to withdraw a Collocation Site at any time or a BTS Site pursuant to the terms of this Agreement, Carrier shall give BTS Company notice of such withdrawal. In the event that the withdrawn Site is a Collocation Site, Carrier shall pay BTS Company 50% of the milestone installment that would be due if the work currently in progress was completed, 100% of the reimbursable costs which were incurred prior to the date on which BTS Company receives notice of the withdrawn Site, and 100% of all other amounts due hereunder for work completed on the Site as of the date BTS Company receives Carrier's withdrawal notice and shall substitute the withdrawn Site with an alternative Site or Search Ring within sixty (60) days ("ALTERNATIVE SITE"), if available. In the event that a withdrawn Site is a BTS Site, Carrier shall pay BTS Company for the Services (as hereinafter defined), except where BTS Company otherwise so chooses to develop such BTS Site for its own purposes, including, without limitation, Site Acquisition Services, in connection with such Site in the same percentage as though such site was a Collocation Site using the milestones and amounts set forth in SECTION B(1)(b) of SCHEDULE D attached hereto. Notwithstanding anything to the contrary contained in this Agreement, in the event that Carrier rejects or withdraws a Site due to the Carrier's reasonable conclusion based upon the Carrier's due diligence pursuant to Section 2.7(b)(v), that there is a material defect existing with respect to the Site that will materially adversely affect Carrier's use of the Site as contemplated under this Agreement, then Carrier shall only be obligated to reimburse BTS Company for third party services in connection with the withdrawn or rejected Site.

     2.3 SEARCH RINGS DESIGN. Carrier shall have the right at any time in its sole and absolute discretion to expand or reconfigure a previously designated Search Ring. In the event that Carrier redesigns a Search Ring for a Collocation Site beyond 0.5 miles of an urban or suburban Site or 1.5 miles of a rural Site for which BTS Company has begun but not yet completed all Site Acquisition Services, then Carrier shall pay BTS Company 100% for all Site Acquisition Services completed at the time that the notice of redesign is received by BTS Company, 100% of the reimbursable costs which were incurred prior to the date on which BTS Company receives notice of such reconfigured Search Ring, and 50% of the milestone installment that would be due if the work currently in progress was completed. In the event that such Search Ring was a BTS Site, Carrier shall pay BTS Company for such Site Acquisition Services in connection with the original Search Ring in the same percentage as though such site was a Collocation Site using the milestones and amounts set forth in SECTION B(1)(b) of SCHEDULE D attached hereto. For all Site Acquisition Services rendered for the redesigned search ring, in the event that the Site in the redesigned Search Ring is a Collocation Site, Carrier shall pay BTS Company 100% for all milestones performed and 100% of the reimbursable costs which are incurred. Carrier agrees not to develop any site within any withdrawn Search


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Rings or an original Search Ring which has been subsequently redesigned as a tower site and each party hereto further agrees not to transfer the associated Work Product to any third party, including Affiliates

     2.4 TERM OF SITE ACQUISITION SERVICES AGREEMENT; DEFAULT.

     (a) The term of this Agreement (the "Site Acquisition Term") commenced as of February 22, 2000 and shall expire on December 31, 2001.

     (b) A party shall be in default under this Agreement with respect to a Site or a Search Ring if such party breaches an obligation or covenant under this Agreement to be performed with respect to that Search Ring or Site, which breach is not cured within thirty (30) days after the breaching party's receipt of written notice; provided, however, that so long as the defaulting party commenced appropriate curative action within such thirty (30) day period, and thereafter diligently prosecutes such cure to completion as promptly as possible, the cure period will be extended until the cure is completed.

     (c) If BTS Company is in default under this Agreement with respect to a Site or Search Ring, Carrier shall have the right to terminate this Agreement as to the applicable Site or Search Ring only. In the event of such a termination, Carrier shall have the right to terminate BTS Company's right to complete the Services with respect to the Site or Search Ring subject to the default, and Carrier shall have the right to complete or engage a third party to complete such Services.

     (d) If Carrier is in default under this Agreement with respect to a Site or Search Ring, BTS Company shall have the right to terminate this Agreement as to the applicable Site or Search Ring only.

     (e) Neither a termination as to any particular Search Ring or Site, nor the expiration of this Agreement shall affect:

               (i) the terms of the MSA or any SLA as such agreements affect any Site or Search Ring not subject to a default, which has been entered into by the parties prior to the date of termination of this Agreement as to any particular Search Ring or Site, which shall continue in accordance with its terms and conditions;

               (ii) the terms of this Agreement that apply to any SLA which has been entered into by the parties prior to the date of termination of this Agreement and is not subject to a default;

               (iii) any duties or obligations for payment or performance that are or become owing hereunder prior to the effective date of such termination;

               (iv) the terms of this Agreement that apply to any Search Ring which was issued prior to the date of termination of this Agreement that is not the subject of a default; or

               (v) any other duties or obligations that expressly survive the termination or expiration hereof.

     (f) A default regarding one Search Ring or Site shall not constitute a default under this Agreement or with respect to any other Search Ring or Site. Notwithstanding the previous sentence, in the event that BTS Company is in default with respect to the greater of (i) fifteen (15) Search Rings in a BTA, or (ii) twenty percent (20%) or more of the Search Rings issued in such BTA, BTS Company's right to provide exclusive services under SECTION 1.4 shall terminate with respect to the BTA subject to such defaults. Upon


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such termination, BTS Company's obligation to provide exclusive Services under
SECTION 1.5 in such BTA shall terminate. BTS Company's and Carrier's rights and obligations with respect to the Sites and Search Rings subject to the default shall be governed by SECTION 2.4(c). With respect to Search Rings issued in the BTA subject to the default after BTS Company's exclusivity rights have terminated, Carrier shall have the right to perform the Services or to engage a third party to perform the Services with the exception of the construction services described in the next sentence. Notwithstanding the termination of BTS Company's rights of exclusivity under SECTION 1.4 with respect to a BTA subject to a default described in the second sentence of this section and provided that BTS Company is not in default with respect to the Construction Management Services or construction scope of work or deliverable work product, BTS Company shall have the right to construct the Tower Facilities (as hereinafter defined) and perform the Construction Management Services with respect to BTS Sites, and may perform Carrier Installation Services with respect to such BTS Sites upon Carrier's request on a Site resulting from Search Rings issued in the BTA subject to the default after BTS Company's rights of exclusivity under SECTION
1.4 are terminated. BTS Company shall be paid for those Services pursuant to the terms of this Agreement. With respect to all Search Rings issued in a BTA subject to a default described in the second sentence of this section after the termination of BTS Company's rights of exclusivity under SECTION 1.4, Provided that the Services that were not performed by BTS Company with respect to such a BTS Site are performed to the satisfaction of BTS Company, Carrier shall convey the Tower Facilities and any site development material not subject to confidentiality requirements, including, without limitation, ground leases, title reports, environmental reports and geotechnical reports to BTS Company upon completion of the Services with respect to such Search Ring lien free pursuant to assignment documentation reasonably acceptable to both parties, and BTS Company shall reimburse Carrier for the reasonable costs of completing the Services, provided that Carrier provides BTS Company with reasonable substantiation for such costs. BTS Company and Carrier shall execute an SLA for the applicable Site simultaneously with the conveyance of the site development material and such Site shall be subject to the terms of the MSA as though BTS Company had completed all of the Services for such Site.

     2.5 GROUND LEASES. The acquisition of BTS Sites by BTS Company pursuant to this Agreement shall be accomplished by BTS Company purchasing the BTS Site or leasing the BTS Site using a lease agreement between BTS Company and the lessor (hereafter the "GROUND LEASE") as approved by Carrier or Carrier's authorized representatives in accordance with SECTION 2.7(b)(v). The acquisition of Collocation Sites by BTS Company pursuant to this Agreement shall be accomplished using a lease agreement between Carrier and the lessor, which Carrier shall provide to BTS Company or on such other form which Carrier may, in its sole discretion, approve.

     2.6. ACCEPTANCE AND REJECTION OF COLLOCATION SITES. Carrier may at any time in its sole and absolute discretion accept or reject any proposed Collocation Site. Without limiting the foregoing, Carrier may withdraw its prior acceptance of a Collocation Site and thereby reject such Collocation Site. A withdrawal or any rejection by Carrier of a Collocation Site shall not affect its obligation for fees earned through the date of termination for Site Acquisition Services as more particularly described in SECTION 2.2.

     2.7 ACCEPTANCE AND REJECTION OF BTS SITES; EXECUTION AND DELIVERY OF SLAS

     (a) A BTS Site shall be deemed to be an accepted BTS Site from and after the date that the Candidate Site which corresponds to the BTS Site has been approved by Carrier pursuant to SECTION 2(a) of SCHEDULE B attached hereto and shall continue to be deemed an accepted BTS Site unless and until Carrier rejects the BTS Site pursuant to SECTION 2.7(b) hereof or Carrier terminates the applicable SLA pursuant to the terms of the MSA.


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     (b) Carrier may at any time prior to the parties' execution and delivery of an SLA corresponding thereto, and in Carrier's sole and absolute discretion, reject any BTS Site. In the case of a BTS Site that is accepted by Carrier, the following shall apply:

               (i) BTS Company shall continue the diligent, thorough and professional prosecution of Site Acquisition Services (including the completion of Ground Lease negotiations and required zoning, land use and permitting matters) necessary for the construction of a communications tower and related facilities consistent with the criteria theretofore identified by Carrier;

               (ii) Subject to SECTION 2.7(b)(iii) below, BTS Company and Carrier shall prepare and finalize the SLA (and exhibits thereto) applicable to such BTS Site;

               (iii) Within ten (10) days following Carrier's notice from BTS Company that BTS Company has received all necessary zoning or other land use permits or approvals applicable to the improvements to be constructed by BTS Company on the BTS Site and the completion of Site Acquisition Services in accordance with the Objectives and Procedures, but subject to SECTION 2.7(b)(iv) below, BTS Company shall prepare an SLA for such BTS Site, Carrier shall provide to BTS Company all information reasonably requested by BTS Company to enable BTS Company to prepare the SLA and Carrier and BTS Company shall execute and deliver the SLA applicable thereto. Upon the full execution of an SLA, BTS Company shall thereafter perform its obligations thereunder in accordance with the SLA and this Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event that Carrier neither accepts nor rejects the BTS Site within ten (10) days as provided herein, but subject to SECTIONS 2.7(b)(iv) AND 2.7(b)(v) below, BTS Company may, at BTS Company's sole option either (A) deem the BTS Site approved (in which event BTS Company shall be entitled to compel Carrier to execute a SLA with respect to the BTS Site or execute the SLA on behalf of Carrier) or (B) deem the BTS Site to be rejected and make demand on Carrier for payment of the fees earned for Site Acquisition Services.

               (iv) Carrier may in its sole and absolute discretion withdraw its prior acceptance of a BTS Site, and thereby reject said BTS Site, at any time prior to the BTS Company parties' execution and delivery of the SLA for such BTS Site, subject to Carrier's right to terminate an SLA pursuant to the MSA.

               (v) Notwithstanding anything to the contrary contained in this Agreement, in the event that Carrier's due diligence investigation or review of BTS Company's due diligence investigation with respect to a Site causes Carrier to reasonably believe that Carrier's use and occupancy of the Site would be adversely affected as a result of such review, Carrier shall have the right through its legal counsel to reject such Site by providing BTS Company with notice prior to BTS Company's commencement of construction at the Site, but no later than within thirty (30) days of Carrier's receipt of notice from BTS Company that BTS Company has provided Carrier with all documentation required pursuant to this Agreement. It further being agreed and acknowledged that no SLA shall be executed or construction commenced until such time as BTS Company has received Carrier's approval as required under this paragraph, provided, however, that Carrier and Carrier's counsel's failure to respond within such thirty (30) day period shall be deemed an approval.

     (c) In the event of a rejection by Carrier of a BTS Site, including a rejection after a prior acceptance thereof (except as specified in the last sentence of Section 2.2) as described above in SECTION 2.7(b) hereof, Carrier shall be obligated for the payment to BTS Company for Site Acquisition Services


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incurred prior to such rejection with respect to the Search Ring containing such
BTS Site in accordance with SECTION 2.2. In the event of such a rejection, Carrier agrees not to develop the rejected BTS Site as a tower site and further agrees not to transfer the associated Work Product to any third party, including Affiliates.

     (d) In the event of a rejection by Carrier of a BTS Site, BTS Company may elect to forego the compensation set forth in SECTION 2.2 and retain the Work Product.

     (e) In the event that BTS Company's due diligence investigation of a BTS Site reveals any defect in such site which BTS Company reasonably believes would materially adversely affect BTS Company's use or ownership of such BTS Site, or would limit BTS Company's ability to lease space on the applicable Tower to one broad band tenant, BTS Company shall be entitled to reject such Site upon notice to Carrier. In such event, Carrier shall have the right to designate another candidate site as the preferred candidate. BTS Company shall bear all costs associated with Site Acquisition Activities and all costs associated with the due diligence investigation, zoning, and permitting of such Site.

     2.8 CONTINUED PERFORMANCE OF SITE ACQUISITION SERVICES FOLLOWING SITE ACCEPTANCE OR REJECTION. Unless otherwise notified by Carrier, BTS Company shall:

     (a) Following Carrier's acceptance of any Site, continue to perform Site Acquisition Services with respect to such accepted Site in accordance with this Agreement, including, without limitation, the Objectives and Procedures; and

     (b) Following Carrier's rejection of any Site (including a rejection after Carrier's prior acceptance thereof), continue to perform Site Acquisition Services with respect to the Search Ring pertaining thereto (including a modified Search Ring as described above in SECTION 2.3 hereof) in accordance with the terms and conditions of this Agreement, including, without limitation, the Objectives and Procedures.

     2.9 COMPLIANCE WITH LAWS. BTS Company represents and warrants that it shall: (a) comply with all federal, state and local laws, regulations and ordinances with respect to its performance of the Site Acquisition Services; (b) file all reports relating to the Site Acquisition Services and required under applicable law (including, without limitation, tax returns); (c) pay all filing fees and federal, state and local taxes applicable to BTS Company's business as the same shall become due; and (d) pay all amounts required under local, state and federal workers' compensation, disability benefit, unemployment insurance, and other employee benefit laws and regulations when due. BTS Company shall provide Carrier with such documents and other supporting materials as Carrier may reasonably request to evidence BTS Company's continuing compliance with this
SECTION 2.9.

     2.10 INSURANCE. BTS Company and Carrier shall each maintain in effect, without interruption, on an annual basis, during the term of this Agreement, the following insurance policies:

          (a) Commercial General Liability (Bodily Injury and Property Damage). Insurance coverage with endorsement evidencing coverage for contractual liability. The limits of this insurance shall not be less than:

               (i) Each Occurrence Limit $1,000,000

               (ii) General Aggregate Limit $2,000,000


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          (b) Comprehensive Automobile Liability insurance covering the ownership, operation and maintenance of allowed, non-owed, and hired motor vehicles, in limits not less than $1,000,000 for bodily injury and property damage per occurrence.

          (c) Worker's Compensation Insurance with statutory limits and Employer's Liability Insurance with limits of not less than $1,000,00 for each accident.

          (d) Professional Liability (errors and omissions) insurance of not less than $1,000,000 for each occurrence, with endorsement evidencing coverage for contractual liability.

          (e) All foregoing insurance shall provide for an effective date no later than February 22, 2000. Carrier and BTS Company agrees to maintain such coverage in effect without interruption on an annual basis for so long as this Agreement is in effect. Carrier shall be included as an additional insured on BTS Company's Commercial General Liability insurance, and BTS Company shall be included as an additional insured on Carrier's Commercial General Liability insurance. Carrier and BTS Company agree to obtain such insurance from nationally recognized carriers at commercially reasonable rates. Carrier's and BTS Company's obligations under this Agreement, including its indemnification obligations under SECTION 2.11, will not be affected by obtaining or the failure to obtain any insurance coverage required under this SECTION 2.10.

          (f) Carrier and BTS Company shall each provide the other with Certificates of Insurance from its insurance agent or broker or insurance company evidencing the above coverage and limits.

          (g) All insurance policies required to be maintained hereunder shall be issued by companies that hold a current rating of not less than "A", according to Best Key Rating Guide, unless this requirement is expressly waived in writing by the other party.

     2.11 INDEMNIFICATION. The following indemnities shall survive the expiration or termination of this Agreement:

     (a) By Carrier. Carrier shall indemnify, defend and hold harmless BTS Company, its Affiliates, directors, officers, shareholders, agents, and employees thereof from and against any fine, penalty, loss, cost, damage, injury, claim, expense (including reasonable attorney and other professional fees and costs and all reasonable fees and costs associated with enforcing this indemnification), or liability incurred by BTS Company as the result of (i) any breach of Carrier's obligations under this Agreement, or (ii) the negligence or intentional misconduct of Carrier arising directly out of the performance of this Agreement, including any election by Carrier to pursue certain rights under this Agreement.

     (b) By BTS Company. BTS Company shall indemnify, defend and hold harmless Carrier, its Affiliates, directors, officers, shareholders, agents, and employees thereof from and against any fine, penalty, loss, cost, damage, injury, claim, expense (including reasonable attorney and other professional fees and costs and all reasonable fees and costs associated with enforcing this indemnification), or liability incurred by Carrier as the result of (i) any breach of BTS Company's obligations under this Agreement, or (ii) the negligence or intentional misconduct of BTS Company arising directly out of the performance of this Agreement, including any election by BTS Company to pursue certain rights under this Agreement.

     (c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 2.11, THE INDEMNITY OBLIGATIONS OF EITHER PARTY HERETO WILL NOT APPLY


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TO ANY INJURY, LOSS, DAMAGE, LIABILITY, PENALTY OR OBLIGATION (OR ANY CLAIM IN
RESPECT OF THE FOREGOING) RESULTING FROM THE NEGLIGENCE OR INTENTIONAL MISCONDUCT OF THE OTHER PARTY HERETO OR OF SUCH OTHER PARTY'S AGENTS, EMPLOYEES OR CONTRACTORS. TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIMS AGAINST THE OTHER PARTY FOR LOST PROFITS OR EARNINGS OR OTHER INDIRECT OR CONSEQUENTIAL DAMAGES OTHERWISE RECOVERABLE UNDER APPLICABLE LAW AS A RESULT OF THE BREACH OF THIS AGREEMENT OR OTHERWISE PURSUANT TO THE FOREGOING INDEMNITY PROVISIONS ARE HEREBY WAIVED BY THE AGGRIEVED PARTY.

     (d) Notwithstanding anything to the contrary contained in this Agreement, the terms and conditions of this SECTION 2.11 shall survive the termination or expiration of this Agreement for a one (1) year period.

     2.12 ASSIGNMENT. The rights of the parties under this Agreement are personal and may not be assigned without the prior written consent of the other party, except that either party (a) may delegate any of its obligations hereunder to any Affiliates thereof and assign any rights relating thereto to such Affiliates without the prior written consent of the other, provided that such delegation or assignment shall not relieve or release the delegating party from any obligations hereunder, (b) may assign this Agreement without the prior written consent of the other to any entity by way of merger, consolidation or other reorganization, (c) may assign this Agreement without the prior written consent of the other party to any entity acquiring all or substantially all of the other party's assets, so long as the acquiring party is reputable entity in the same business as the party being whose assets are being acquired and agrees to assume the obligations of the party whose assets are being acquired, and (d) as collateral in connection with financing. The prohibition against assignment contained in this SECTION 2.12 shall not prohibit BTS Company from subcontracting portions of its work under this Agreement.


       III. DESIGN AND CONSTRUCTION OF WIRELESS COMMUNICATIONS FACILITIES

     3.1 CONSTRUCTION OBLIGATIONS.

     (a) At each Collocation Site, except for those structural Collocation Sites noted in SECTION 1.4, BTS Company shall perform the construction management services set forth in SECTION 1 of SCHEDULE C attached hereto ("CONSTRUCTION MANAGEMENT SERVICES") and the Carrier Equipment (as hereinafter defined) installation services set forth in SECTION 2 of SCHEDULE C attached hereto ("CARRIER EQUIPMENT INSTALLATION SERVICES"). As part of the Carrier Equipment Installation Services, BTS Company will install Carrier's Equipment to agreed upon specifications, perform sweep tests and document results meeting or exceeding Carrier's standards and set Carrier's BTS equipment and connect to grounding system. As part of the Carrier Equipment Installation Services, BTS Company shall also provide conduit for electrical and telephone connections from the central demarcation point to Carrier's BTS Equipment location and will pull coaxial cables into the "doghouse" and install jumpers. Carrier shall be responsible for connecting power, telephone and coaxial cable jumpers to Carrier's BTS equipment.

     (b) At each BTS Site, BTS Company shall perform the Construction Management Services and the Carrier Equipment Installation Services. At each BTS Site, BTS Company shall also be responsible for constructing the towers, fencing, grounding systems, power and telephone connections to a central demarcation point within the tower compound, and a concrete equipment pad as specified by site diagrams for Carrier's Equipment (the "TOWER FACILITIES"; the Site Acquisition Services, the Construction Management Services, the Carrier Equipment Installation Services and the construction of the Tower Facilities shall be referred to collectively as the "SERVICES"). BTS Company shall act with due diligence to construct the Tower Facilities at minimum in accordance with Carrier's minimum specifications provided to BTS Company in the applicable Search Ring. BTS Company shall use due diligence to obtain all necessary permits and approval of the plans and specifications from all applicable governmental agencies.

     3.2 CHANGE ORDERS. Carrier shall have the right to issue reasonable change orders to BTS Company on any given Site provided that such changes are tendered to BTS Company in writing and that Carrier pays the increase in the cost of construction of the Tower Facilities attributable to such change orders, and further that BTS Company shall credit Carrier with any decrease in cost due to such change order, but in no event shall any change order have the effect of limiting the intended use of such Site by either party.

     3.3 CONSTRUCTION COSTS AND PAYMENTS.

     (a) Except as otherwise expressly authorized in this Agreement, BTS Company shall be responsible for the payment of all costs associated with the Construction Management Services, the Carrier Equipment Installation Services and the costs of constructing the Tower Facilities. Notwithstanding anything to the contrary contained in this Agreement, BTS Company shall not be responsible for the cost of Carrier's Equipment. Carrier shall be responsible for the cost of purchasing, insurance and delivery of the Carrier's Equipment to each Site by the date required by BTS Company, and all associated costs. As used herein, "CARRIER'S EQUIPMENT" shall mean all antennas, microwave antennas, icebridge, GPS antennas, miscellaneous hardware, coaxial cable, jumpers, connectors, waterproof kits, hoisting grips, mounting brackets, generators, battery backup kits, BTS equipment and BTS mounting platforms or equipment, or any costs associated with the delivery or installation thereof.

     (b) Carrier shall pay BTS Company for the Construction Management Services and Carrier Equipment Installation Services performed at Collocation Sites in accordance with SECTIONS B(2) and (3) of SCHEDULE D attached hereto.

     (c) Carrier shall pay BTS Company for the Construction Management Services and Carrier Equipment Installation Services performed at BTS Sites in accordance with SECTIONS B(2) and (3) of SCHEDULE D attached hereto. BTS Company shall be solely responsible for the costs associated with the construction of the Tower Facilities on each BTS Site. Notwithstanding the previous sentence, Carrier shall pay for all costs incurred exceeding $40,000 in connection with the provision of appropriate utilities and/or access to a BTS Site in the form of a lump sum payment or as an increase in Rent (as defined in the MSA) in the amount of $18 for each $1,000 (or portion thereof) increment exceeding $40,000. In the event that BTS Company determines that the cost to provide the appropriate utilities and access to a BTS Site will exceed $40,000, BTS Company shall notify Carrier of the estimated cost. Carrier will have ten (10) days from receipt of BTS Company's notice to notify BTS Company which payment option Carrier elects. If Carrier fails to give BTS Company such notice within the ten (10) day period, Carrier will be deemed to have chosen to make the payment in a lump sum. Upon completion of access and utilities at a BTS Site, BTS Company shall notify Carrier of the amount by which the provision of access and utilities to the applicable BTS Site exceeded $40,000. In the event that Carrier had previously given notice, or is deemed to have given notice, that Carrier will pay the excess in a lump sum, Carrier shall make the payment requested within 30 days of receipt of the notice. In the event Carrier had previously given notice that Carrier will pay the excess with an increase in Rent, the parties will amend the applicable SLA within ten (10) days of Carrier's receipt of the notice to provide for the Rent increase.

     3.4 COMMENCEMENT OF CONSTRUCTION.

     (a) BTS Company shall make reasonable and diligent efforts to complete the construction of an individual Tower Facility within thirty (30) days after Carrier executes an SLA for the Site upon which the Tower Facilities are to be constructed, subject to Excusable Delays. For purposes of this Agreement, "EXCUSABLE DELAYS" shall mean any circumstances beyond BTS Company's reasonable control to the extent they delay BTS Company in the performance of BTS Company's duties and obligations under this Agreement in respect of a Site, including, without limitation, (a) condemnation or other exercise of the power of eminent domain, (b) changes in applicable government requirements, the orders of any governmental authority having jurisdiction over a party, (c) acts of God, including, without limitation, tornadoes, hurricanes, floods, sinkholes, landslides, earthquakes, epidemics, quarantine and pestilence; (d) fire and other casualties, such as explosions and accidents, (e) acts of a public enemy, acts of war, terrorism, effects of nuclear radiation, blockades, insurrections, riots, civil disturbances or national or international calamities; (f) adverse weather conditions, (g) delays in obtaining utility services, so long as BTS Company is using commercially reasonable efforts to obtain such utility services, (h) strikes, walkouts, labor disputes or other third party events or conditions which materially and adversely affect BTS Company's ability to complete the Site, (i) delays caused by Carrier, and (j) governmental action or inaction not caused by the action or inaction of BTS Company. BTS Company shall have no obligation to commence construction of the Tower Facility at a BTS Site unless and until an SLA has been properly executed by Carrier for that Site.

     (b) In the event that BTS Company fails to complete construction of the Tower Facilities within fifteen (15) days of the date which is thirty (30) days after execution of an SLA, as extended for each day that completion is delayed as a result of an Excusable Delay, BTS Company shall pay to Carrier as liquidated damages the sum of One Thousand and No/100 Dollars ($1,000) per week for each week that the Tower Facility has not been completed after such date. These liquidated damages shall be Carrier's sole remedy in the event that BTS Company fails to meet a construction deadline in connection with the Tower Facilities.

     3.5 MANNER OF CONSTRUCTION. BTS Company represents, warrants and agrees that the Tower Facilities shall be constructed in a good and workmanlike manner and at a minimum in accordance with Carrier's minimum specifications and all applicable federal, state and local laws, ordinances, rules and regulations. BTS Company warrants to Carrier that all materials furnished in connection with the construction of the Tower Facilities will be new unless otherwise specified, and that such construction will be of good quality in accordance with industry standards, free from faults and patent defects. The warranties contained in this
SECTION 3.5 shall run for a period of twelve (12) months from the SLA Commencement Date, as defined in the MSA.

     3.6 NO LIENS. BTS Company shall keep the Tower Facilities free of all liens and claims arising out of or related to the performance of the construction, all liens and claims of any contractor, subcontractor, laborer, mechanic or materialman for labor performed or material furnished in connection with the performance of the construction. In the event any such lien is recorded against the Site, the BTS Company shall, within forty-five (45) days after its receipt of notice that such a lien has been recorded, either (a) have such lien released of record, or (b) deliver to Carrier a bond, in form, content and amount, and issued by a surety, reasonably satisfactory to Carrier, indemnifying Carrier against all costs and liabilities resulting from such lien.

     3.7 PROGRAM MANAGEMENT SERVICES. In connection its provision of the Services pursuant to this Agreement, BTS Company shall:

     (a) Develop and implement a quality assurance program, which ensures that all activities are performed to industry standard quality standards.

     (b) Hold weekly progress meetings with Carrier for planning purposes and monitoring compliance with this Agreement. BTS Company will provide Carrier with a weekly tracking report.

     (b) Manage and coordinate interaction among site acquisition, construction, management, and the A&E firm.

     (c) Manage and coordinate interactions between the infrastructure development staff (site acquisition and construction management) and other disciplines involved in the system deployment (e.g., RF engineering, network engineering, marketing).

     3.8 NOTIFICATION OF COMPLETION OF A BTS SITE. BTS Company shall notify Carrier of: the date when the Tower Facilities have been substantially completed on a BTS Site ("NOTICE OF COMPLETION"). Within ten (10) business days after the Notice of Completion, Carrier shall deliver to BTS Company a list of items ("PUNCH LIST") that Carrier deems necessary that BTS Company complete or correct in order for the Tower Facilities to be completed in accordance with Carrier's minimum specifications for the applicable Search Ring. The Tower Facilities shall be deemed accepted by Carrier if a Punch List is not received by BTS Company within ten (10) business days of the date of Notice of Completion. In the event that Carrier delivers a Punch List to BTS Company, the notification process set forth in this section shall be iterated until the Tower Facilities have been completed in accordance with Carrier's minimum specifications for the applicable Search Ring and any approved Change Orders.

     3.9 BTS COMPANY PERSONNEL. Carrier reserves the right to require from BTS Company the immediate removal from or to exclude any person or entity employed by or working for BTS Company from any Site, in Carrier's reasonable judgment, but only if the exercise thereof if a commercially reasonable procedure under the circumstances, who in Carrier's reasonable opinion (i) engages in any misconduct, (ii) is incompetent, or (iii) is negligent in the performance of his, her or its duties.


                  IV. REPRESENTATIONS, WARRANTIES AND COVENANTS


     4.1 MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS. Each party represents and warrants to the other party, which representations and warranties shall continue for the term of the Agreement and the consummation of the transactions herein contemplated, that:

     (a) it has full power and authority to execute and perform under this Agreement;

     (b) the execution, delivery and performance of the Agreement have been duly authorized by all necessary action on the part of such party and the Agreement is binding and enforceable against such party in accordance with its terms;

     The parties covenant and agree to use their best efforts to cooperate with each other in the performance of their respective obligations under the Agreement, and to take no action that will interfere with the performance by the other party of such obligations.

     4.2 BTS COMPANY'S REPRESENTATIONS, WARRANTIES, AND COVENANTS.

     (a) BTS Company represents and warrants that BTS Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and that, as of February 22, 2000, it was qualified to do business in and was in good standing under the laws of the following states:
Arizona, California, Colorado, New Mexico, Texas and Wisconsin.

     (b) BTS Company represents and warrants that BTS Company shall perform the Services in accordance with the current standards of care and diligence normally practiced by recognized firms performing services of a similar nature.

     (c) BTS Company shall comply with all local, municipal, state, federal, and governmental laws, orders, codes, and regulations applicable to BTS Company's provision of the Services. BTS Company has all necessary licenses to perform the Services.

     4.3 CARRIER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

     (a) Carrier represents and warrants that all information which it shall provide to BTS Company in connection with BTS Company's performance of its obligations hereunder shall be true and complete in all material respects.

     (b) Carrier covenants that, in a timely fashion, it shall provide all information which BTS Company reasonably requests, is not otherwise freely available to BTS Company and is deemed necessary or desirable by BTS Company in the course of its provision of its obligations hereunder, including, but not limited to, information to be supplied in connection with the zoning, permitting or construction process.

     (c) Carrier represents and warrants that Carrier is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and as of February 22, 2000, was qualified to do business in and was in good standing under the laws of the following states: Arizona, California, Colorado, New Mexico, Texas and Wisconsin.

     4.4 CONFIDENTIAL INFORMATION. BTS Company and Carrier agree that the subject matter and the terms of the Existing Master Design Build Agreement, the MSA and this Agreement shall be confidential and shall not be disclosed except:

     (a) with the other party's prior written consent;

     (b) to a party's attorneys and other third party consultants, provided that such third parties shall be subject to the terms of this SECTION 4.4;

     (c) in defense of a legal action;

     (d) to the extent required by law or as necessary in connection with government filings, provided, however that the financial terms of the agreements shall be redacted or given confidentiality treatment;

     (e) to the extent lawfully received from another source free of restriction and without breach of this Agreement;

     (f) that becomes generally available to the public without breach of this Agreement;

     (g) is obligated to be produced by order of a court of competent jurisdiction, provided that the party subject to such order shall make reasonable efforts not to disclose the financial terms of the agreements;

     (h.) known to the receiving party at the time of disclosure;

     (i.) independently developed by the receiving party without resort to confidential information; and

     (j.) by BTS Company in connection with the performance of the Services.

     The terms of this Agreement will not prohibit BTS Company from marketing the BTS Sites to third parties.

             V. OWNERSHIP OF WORK PRODUCT AND INTELLECTUAL PROPERTY

     5.1 OWNERSHIP OF WORK PRODUCT. To the extent that Carrier pays BTS Company for any of the written work product generated in the course of performing the Services (the "WORK PRODUCT"), BTS Company hereby assigns to Carrier all of BTS Company's right title and interest in the Work Product, including without limitation all engineering or architectural drawings and specifications developed by BTS Company in connection with the Site Acquisition Services and all intellectual property rights embodied therein.

     Except as provided elsewhere in this Agreement, no rights or licenses to the Work Product or Carrier's Confidential Information or to trademarks, inventions, copyrights, or patents embodied therein are implied or granted under this Agreement.

     5.2 OWNER'S RIGHT TO COMPLETE WORK. If BTS Company defaults or neglects to carry out any of its obligations, or takes any action, or omits to do anything which endangers safety, or risks damage or injury to persons or property and fails to remedy the default within the applicable cure period, Carrier may correct all such work, omissions, or deficiencies, and Carrier shall be entitled to recover its reasonable costs and expenses, including reasonable attorneys' fees, pertaining thereto from BTS Company. This remedy provided for in this
SECTION 5.2 shall be in addition to, and not in lieu of any other right or remedy which may be afforded to Carrier herein or under applicable law.

                                VI. MISCELLANEOUS

     6.1 PERMITS. BTS Company shall (without additional compensation) keep current all governmental permits, certificates, and licenses (including professional licenses) required by law to be in BTS Company's name necessary to perform the services hereunder.

     6.2 PUBLICITY. Neither party shall make news releases or issue other advertising pertaining to the Services or this Agreement without prior written approval of the other party; provided however, that both parties agree to either approve or deny such news release or advertising within five (5) business days of the request for approval from the other party. In the event a party fails to either approve or deny such news release or advertisement within five (5) business days, such news release or advertisement shall be deemed approved.

     6.3 NOTICES. All notices, approvals, consents or other communications hereunder shall be in writing and shall be deemed to have been duly delivered and effective upon receipt if personally delivered, or on receipt if mailed by prepaid overnight express service, addressed to the following (or other addresses as the parties hereto may designate):

         If to Carrier, to:                  If to BTS Company, to:

         Texas Telecommunications, LP        SBA Towers,
         Alamosa Wisconsin Limited
         Partnership
         4403 Brownfield Hwy                 One Town Center Road, 3rd Floor
         Lubbock, Texas  79407               Boca Raton, FL 33486
                                             Attn: General Counsel
         With a copy to:
         Steven A. Portonoy, Esq.
         Attorney at Law
         14800 Quorum Drive
         Suite 200
         Dallas, Texas  75240

     6.4 BINDING EFFECT. The Agreement shall be binding upon and enforceable by, and inure to the benefit of, successors, assigns, and transferees of the parties.

     6.5 FURTHER ASSURANCES. The parties shall execute and deliver such further instruments and perform such further acts as may reasonably be required to carry out the intent and purposes of this Agreement.

     6.6 CHOICE OF LAW; JURISDICTION AND VENUE. The Agreement shall be governed by and construed in accordance with the laws of the state where the applicable Site or Search Ring are located. If the issue in dispute does not relate to a specific Site or Search Ring, the Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding the conflict of law provisions thereof. Each of the parties acknowledge that a substantial portion of negotiations and execution of this Agreement occurred or shall occur in Dallas, Texas, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocable and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Texas, Dallas or the District Court of the United States in the Dallas area; (b) consents to the jurisdiction of each such court in any such suit, (c.) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said State.

     6.7 WAIVER. The failure of either party to insist upon strict performance of any obligation hereunder, irrespective of the length of time for which such failure continue, shall not be a waiver of such party's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

     6.8 SEVERABILITY. In case any term of this Agreement shall be held invalid, illegal, or unenforceable in whole or in part, neither the validity of the remaining part of such term nor the validity of the remaining terms of this Agreement shall in any way be affected thereby.

     6.9 HEADINGS. All section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

     6.10 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the context may require.

     6.11 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be considered an original and all of which taken together shall constitute one and the same instrument.

     6.12 MODIFICATION; AMENDMENT; ADDITIONAL SERVICES. This Agreement may be amended only by a written instrument executed by an officer or authorized representative of each of the parties. In the event that the parties, at any time, desire BTS Company to provide services other than the types of those provided for in this Agreement, then, at such time, the parties shall execute an amendment to SECTION III of this Agreement, describing such services and the payment to be made therefor in a manner substantially similar to the manner in which services and payment for services are presently described therein. In the event that the parties so amend this Agreement, this Agreement, as amended, shall continue in full force and effect thereafter.

     6.13 CONSTRUCTION OF AGREEMENT. This Agreement shall be interpreted according to its plain meaning and shall not be strictly construed against either party.

     6.14 EFFECT OF AMENDMENT AND RESTATEMENT OF THE EXISTING MASTER DESIGN BUILD AGREEMENT. On the date of this Agreement, the Existing Master Design Build Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that this Agreement does not constitute a termination of any of the obligations under the Existing Master Design Build Agreement and such obligations are in all respects continuing, as amended and restated hereby. All references in the MSA to the "BTS Agreement" shall be deemed references to this Agreement, and to the extent necessary to effect the foregoing, the MSA is hereby deemed amended accordingly. This Agreement and the MSA contain the entire understanding between and among the parties and supersede any prior understandings and agreements among them respecting the subject matter of this Agreement.

     6.15 NO BROKERS; INDEMNIFICATION FROM BROKER'S FEES. Carrier and BTS Company hereby represent, agree and acknowledge that no broker or other person is entitled to claim or to be paid a commission as a result of the execution and delivery of the Existing Master Design Build Agreement or this Agreement. Each of the parties shall indemnify, defend and hold the other party harmless for all claims, damages, liabilities and expenses (including attorney's fees) arising from a misrepresentation arising from the first sentence of this paragraph.

     6.16 EXHIBITS AND SCHEDULES. Each and every exhibit and schedule referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each annex and exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

     6.17 TIME IS OF THE ESSENCE. Time is of the essence of this Agreement. Anywhere a day Certain is stated for payment or performance of any obligation, the day certain so stated enters into and becomes a part of the consideration for this Agreement. The parties recognize and agree that the time limits and time periods provided herein are of the essence of this Agreement.

     6.18 DISPUTE RESOLUTION. In the event of a dispute under this Agreement between the parties, each of the parties will appoint a designated employee to meet to endeavor to resolve such dispute. The designated representatives will use reasonable efforts to resolve the dispute within thirty (30) days from the date that both parties have notified the other party of the name, phone number and address of the designated employee. The designated representatives shall meet as often as necessary during the thirty (30) day period to gather and furnish to the other all information with respect to the matter in issue that is appropriate for its resolution. If the dispute cannot be resolved by the designated representatives within the thirty (30) day period, the parties may then initiate formal proceedings. The parties agree that they will not initiate formal proceedings until the expiration of the thirty (30) day period, unless the statute of limitations governing any cause of action relating to the dispute would expire prior to the expiration of the thirty (30) day period.

     6.19 REASONABLENESS. Notwithstanding anything to the contrary contained in this Agreement, wherever consent or approval is required by a party hereto, such consent or approval shall not be unreasonably withheld, conditioned or delayed, except as otherwise specifically noted herein.

     6.20 LIEN WAIVER. Notwithstanding anything to the contrary contained in this Agreement, BTS Company does hereby waive any security interest or lien, inclusive of any landlord's lien, whether arising under contract, common law, statute or otherwise, in and to Carrier's Equipment. BTS Company further recognizes and acknowledges that Carrier has entered into certain financial arrangements with Nortel Networks, Inc. as administrative agent for itself and various other lenders ("LENDERS") and in connection therewith, Nortel Networks, Inc. and the Lenders shall take a security interest in Carrier's Equipment and the products and proceeds thereof. BTS Company further represents that such waiver and representations noted herein shall inure to the benefit of Carrier, Nortel Networks, Inc., the Lenders and their successors and assigns.

     IN WITNESS WHEREOF, BTS Company and Carrier have duly executed and delivered this Agreement. The party last executing this Agreement shall insert the date of such execution on the first page hereof, which date shall be the effective date of this Agreement.



                                      BTS COMPANY:

                                      SBA TOWERS, INC.


                                      By: /s/ JEFFREY LANGDON
                                          --------------------------------------
                                          Name: Jeffrey Langdon
                                          Title: V.P., Sales and Marketing


                                      CARRIER:
                                      TEXAS TELECOMMUNICATIONS, L.P.,
                                      a Texas limited partnership

                                      By: Alamosa Delaware GP, LLC, its general
                                          partner

                                      By: /s/ DAVID SHARBUTT
                                          --------------------------------------
                                          Name: David Sharbutt
                                          Title: Chief Executive Officer


                                      ALAMOSA WISCONSIN LIMITED PARTNERSHIP

                                      BY: ALAMOSA WISCONSIN GP, LLC, ITS
                                          GENERAL PARTNER

                                      By: /s/ DAVID SHARBUTT
                                          --------------------------------------
                                          Name: David Sharbutt
                                          Title: Chief Executive Officer